EXHIBIT A

ADDENDUM TO LEASE

     THIS ADDENDUM TO LEASE is entered into effective March 21, 2005, between Hassan Rahman ("Landlord") and Cost-U-Less, Inc. ("Tenant").

W I T N E S S E T H:

     1.      Landlord and Tenant entered into a Lease Agreement dated effective July 30, 1993 (the "lease"); and

     2.      Landlord and Tenant thereafter entered into a Supplement of Lease dated effective October 26, 1994; and

     3.      Landlord and Tenant now wish to enter into a further Addendum to Lease.

     NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereby agree as follows:

1.	Paragraph 2 of the Lease shall be supplemented to add the following:

The term of this Lease is further extended for the period beginning November 1, 2004 and ending June 30, 2005; provided, further, that Tenant shall have a further option to renew this Lease for an additional one (1) month term commencing July 1, 2005.

2.	Paragraph 4.1 of the Lease shall be supplemented to add the following:

Tenant shall pay rent to Landlord in the amount of THIRTY-FIVE THOUSAND DOLLARS (US $35,000.00) per month for the period beginning November 1, 2004 and ending June 30, 2005, and for the one month option period if executed. All such rental payments shall be made on the first day of each month.

3.	Paragraph 4.2 of the Lease shall be supplemented to add the following last sentence:

Tenant shall have the right to deduct the security deposit against its last month's rental obligation.

4.	Paragraph 16 shall be deleted in its entirety and in its place the

Addendum to Lease
Cost-U-Less and Hassan Rahman
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following paragraph shall be added:

Tenant may install on the Premises its fixtures, improvement and/or equipment and, at the termination of this Lease, Tenant shall have the right to remove fixtures, improvements and/or equipment owned by Tenant, except that when Tenant vacates the Premises, it will leave all of its shelving, coolers, freezers, produce cases, meat cases new generator all in "as is, where is" condition. Tenant will also leave old ADT camera systems one sit down forklift, two stand-up forklifts, all in working conditions, and two battery chargers.

5.	Paragraph 17 shall be deleted in its entirety and in its place the following paragraph shall be added:

At the end of the Lease term, Tenant shall leave and deliver the Premises in as good a condition and substantial repair as they were as of November 1, 2004, with the exception of usual wear and tear, fire, the elements, acts of God, civil riot, war, insurrection or other unavoidable casualty.

     Except as specifically set forth herein, all of the terms and conditions of the Lease shall remain unaltered and in full force and effect.

LANDLORD:

DATED: March 21, 2005	/s/ Hassan Rahman
Hassan Rahman TENANT: Cost-U-Less, Inc.

DATED: March 21, 2005	By:/s/ J. Jeffrey Meder
J Jeffery Meder, Chief Executive Officer